Exhibit B

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2024 by and between Jianpu Technology Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and each of the sellers listed in the column entitled “Name of Seller” in Schedule I hereto (each, a “Seller,” and collectively, the “Sellers”).

WHEREAS, each Seller holds such number of American depositary shares of the Company, quoted on the OTC Market under the symbol “AIJTY” and each representing 20 Class A ordinary shares (the “Sale ADSs”), and/or such number of Class A ordinary shares, par value US$0.0001 each, of the Company (the “Sale Shares,” and together with the Sale ADSs, the “Sale Securities”), as set forth next to its name in the column entitled “Sale Securities” in Schedule I hereto;

WHEREAS, each Seller desires to sell and transfer to the Company, and the Company desires to purchase and accept from each Seller, upon the terms and subject to the conditions set forth in this Agreement, the Sale Securities held by such Seller; and

WHEREAS, with respect to the Sale ADSs, the Company and the Sellers maintain a broker account with Tiger Brokers (HK) Global Limited and Merrill Lynch, respectively (each, a “Broker,” and collectively, the “Brokers”), and desire to instruct the Brokers to arrange for the sale and repurchase of the Sale ADSs in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            AGREEMENT TO REPURCHASE AND SELL SALE SECURITIES.

1.1.            Purchase Price. Subject to the terms and conditions hereof, each Seller hereby agrees to sell to the Company, and the Company hereby agrees to purchase from such Seller, on the date of the Closing (as defined below), the Sale Securities for an aggregate repurchase price as set forth next to such Seller’s name in the column entitled “Repurchase Price” in Schedule I hereto (the “Repurchase Price”), calculated based on a per Class A ordinary share price of US$0.03.

1.2.            Tax. Each Seller shall be solely responsible for paying any and all taxes and any related penalties, fines and interest arising out of or related to the transactions contemplated hereby, including, without limitation, any capital gains or income taxes arising from the sale of the Sale Securities to the Company (collectively, the “Tax Obligations”). Each Seller shall indemnify and hold harmless the Company, its directors, employees, officers and agents (collectively, the “Company Indemnitees”) from and against the Tax Obligations and all cost, expense, liability and loss (including, without limitation, reasonable attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually incurred or suffered by any Company Indemnitee in connection with the Tax Obligations, including, without limitation, the cost of defending itself in any suit or proceeding, whether civil, criminal, administrative or investigative in connection with the Tax Obligations.

2.            CLOSINGS; DELIVERIES.

The closing (the “Closing”) of the repurchase and sale of the Sale Securities hereunder shall take place on June 30, 2024, or such other date as mutually agreed by the Company and the Sellers, after satisfaction or waiver of all conditions set forth in Section 5 and Section 6 below.

2.1.            Deliveries by the Sellers. At the Closing, each Seller shall, as applicable, (i) deliver the Sale ADSs to the Company through the Brokers; and (ii) deliver to the Company an instrument of transfer duly executed by such Seller in the form attached hereto as Exhibit A for transferring the Sales Shares to the Company and all share certificates for the Sales Shares for cancellation.

2.2.            Deliveries by the Company. At the Closing, the Company shall make payment of the Repurchase Price to each Seller, by wire transfer in U.S. dollars in immediately available funds to the bank account designated by such Seller as set out in Schedule II attached hereto.

2.3.            Simultaneous Deliveries. The delivery of all items required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until such party has received or waived receipt of all the items that this Agreement entitled such party to receive.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller, jointly and severally, represents and warrants to the Company as at the date hereof and as at the Closing, as follows:

3.1.            Good Standing and Due Authorization. Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Seller and this Agreement constitutes the legal, valid and binding obligations of such Seller, enforceable against it in accordance with its terms.

3.2.            Title to the Sale Shares. Each Seller legally and beneficially owns the Sale Securities set forth next to its name in the column entitled “Sale Securities” in Schedule I hereto to be sold to the Company at the Closing, free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions or other encumbrances of any nature whatsoever.

3.3.            Compliance with Other Instruments and Agreements. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with, result in a breach of or constitute a default under any material contract to which any Seller is a party or by which any Seller is bound, (ii) conflict with or result in a breach or violation in any material respect of any applicable laws or the constitutional documents of any Seller, or (iii) require any prior consent or approval other than those which have been obtained.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Sellers as at the date hereof and as at the Closing, as follows:

4.1.            Good Standing and Due Authorization. The Company is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms.

4.2.            Compliance with Other Instruments and Agreements. Other than set forth herein, the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (i)  conflict with, result in a breach of or constitute a default under any material contract to which the Company is a party or by which the Company is bound, (ii) conflict with or result in a breach or violation in any material respect of any applicable laws or the constitutional documents of the Company, or (iii) require any prior consent or approval other than those which have been obtained.

4.3.            Sufficient Funds. The Company has as of the date hereof and will have as of the Closing access to funds sufficient to consummate the transactions contemplated by this Agreement.

5.	CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING

Unless waived by the Company in writing, the obligations of the Company hereunder are subject to the fulfillment as at the Closing of the condition that the representations and warranties of the Sellers contained in Section 3 shall be true on and as of the Closing.

6.	CONDITIONS OF THE SELLERS’ OBLIGATIONS AT CLOSING

Unless waived by the Sellers in writing, the obligations of the Sellers hereunder are subject to the fulfillment as at the Closing of the condition that the representations and warranties of the Company contained in Section 4 shall be true on and as of the Closing.

7.	INDEMNIFICATION.

The Sellers, jointly and severally, undertake to, to the fullest extent permitted by applicable laws, indemnify and hold harmless the Company from and against all damages suffered or incurred by the Company arising out of or as a result of (i) any breach or inaccuracy of any of the representations and warranties of the Sellers, (ii) any breach by any Seller of the covenants, agreements, obligations or undertakings set forth in this Agreement, and (iii) any taxes or other liabilities the Company becomes subject to due to any Seller’s failure to make proper and accurate filing and payment of its Tax Obligations.

8.	MISCELLANEOUS.

8.1.            Termination.

  (a)            This Agreement may be terminated and the transaction contemplated by it abandoned before the Closing pursuant to the mutual written consent of the Company and the Sellers at any time prior to the Closing; and

  (b)            This Agreement may be terminated, by prompt written notice, by (i) the Sellers, if the Company is unable to take the action specified in Section 2.2 at the Closing, (ii) by the Company, if any Seller is unable to take the actions specified in Section 2.1 at the Closing, or (iii) by either the Sellers or the Company, if the Company or the Sellers (as the case may be ) are unable to fulfill the conditions to Closing, as set forth in Section 5 or Section 6 (as applicable), on or prior to the Closing.

8.2.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of laws principles which would result in the application of the laws of any other jurisdiction.

8.3.            Dispute Resolution. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. The Company, on the one hand, and the Sellers on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The language to be used in the arbitration proceedings shall be English. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

8.4.            Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations therein may not be assigned by any party thereto without the written consent of the other parties.

8.5.            Amendment and Waiver. This Agreement may be amended, modified, superseded or cancelled only by a written instrument executed by both parties hereto. No waiver shall be valid against a party hereto unless the same shall be in writing signed by the party against whom such waiver is sought to be enforced. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party.

8.6.            Further Assurances.  Each of the parties hereto shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

8.7.            Third Parties. Except as specifically set forth or referred to in this Agreement, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

8.8.            Fees and Expenses. Each party hereto shall each pay its own respective costs and expenses, including incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

8.9.            Confidentiality. Save as provided in this Agreement, none of the parties shall disclose any information concerning this Agreement, the transactions contemplated in this Agreement or any other arrangement involving the Company and the Sellers without the prior written consent of the other parties. Notwithstanding the foregoing, this Agreement may be disclosed: (a) to the legal, financial and other advisors, employees and agents of the parties hereto and their respective affiliates on a need-to-know basis; and (b) otherwise by any party as may be required by any law, regulation or regulatory authority (including stock exchanges and over-the-counter markets) with jurisdiction over such party.

8.10.          Entire Agreement. This Agreement supersedes all agreements previously made between the parties hereto relating to its subject matter, provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.11.           Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile or electronic mail to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

If to the Company:
Address: 5F Times Cyber Building, 19 South Haidian Road, Haidian District, Beijing, People’s Republic of China
Attention: Yilyu (Oscar) Chen
Email Address: ir@rong360.com

If to the Sellers:
Address: Unit 2905, 5 Corporate Avenue, 150 Hubin Road, Shanghai, China 200020
Attention: Sarah Fang
Email Address: sarah@lightspeedcp.com

8.12.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

Jianpu Technology Inc.

/s/ Daqing Ye
Name: Daqing Ye
Title: Chief Executive Officer

[SIGNATURE PAGE TO SHARE REPURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SELLER:

Lightspeed China Partners I, L.P.

/s/ James Qun Mi
Name: James Qun Mi
Title: Director

[SIGNATURE PAGE TO SHARE REPURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SELLER:

Lightspeed China Partners I-A, L.P.

/s/ James Qun Mi
Name: James Qun Mi
Title: Director

[SIGNATURE PAGE TO SHARE REPURCHASE AGREEMENT]

Schedule I

	Sale Securities
Name of Seller	Sale ADSs	Sale Shares	Repurchase Price (US$)
Lightspeed China Partners I, L.P.	249,743	35,665,003	$1,219,795.89
Lightspeed China Partners I-A, L.P.	34,404	4,872,202	$166,808.46
TOTAL	284,147	40,537,205	$1,386,604.35

Schedule II

Sellers’ bank account details

Beneficiary Bank Name : ***

Beneficiary SWIFT Code : ***

Beneficiary Account Name : Lightspeed China Partners I, L.P.

Beneficiary Account No. : ***

Beneficiary Bank Name : ***

Beneficiary SWIFT Code : ***

Beneficiary Account Name : Lightspeed China Partners I-A, L.P.

Beneficiary Account No. : ***

Exhibit A

Form of Instrument of Transfer

Jianpu Technology Inc.

(the “Company”)

***